Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 14, 2011(except for Note 2 as to which the date is December 29, 2011) with respect to the combined financial statements of Atlas Energy E&P Operations contained in the Registration Statement on Form 10 (File No. 001-35317), filed on February 14, 2012, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

March 13, 2012